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                                                                     Exhibit 3.6

                         CERTIFICATE OF AMENDMENT OF THE

                    RESTATED CERTIFICATE OF INCORPORATION OF

                                 i3 MOBILE, INC.

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                     Pursuant to Sections 212 and 242 of the
                General Corporation Law of the State of Delaware

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         i3 MOBILE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

         FIRST: The Board of Directors of the Corporation, by the unanimous written consent of all members thereof in lieu of a meeting, duly adopted a resolution setting forth the proposed amendment to the Restated Certificate of Incorporation of the Corporation (the "Restated Certificate"), declaring said amendment to be advisable and calling for the submission of said amendment to the stockholders of the Corporation for their approval, and stating that such amendment will be effective only after the approval thereto by the stockholders of the Corporation.

         SECOND: Thereafter, pursuant to a resolution of the Board of Directors of the Corporation, said amendment was submitted to the stockholders of the Corporation at a meeting held on May 22, 2002, and such holders gave their approval and agreed to the adoption of the following resolution to amend the Restated Certificate:

         RESOLVED, that the first sentence of Article "FOURTH" of the Restated Certificate is hereby amended to increase the authorized number of shares of Common Stock of the Corporation and, as so amended, shall read in its entirety as follows:

         "FOURTH. Number of Shares. The total number of shares of stock which the Corporation shall have authority to issue is 75,000,000 shares of Common Stock, par value $0.01 per share ("Common Stock"), and 50,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock")."

         THIRD: This said amendment was duly adopted in accordance with provisions of Sections 212 and 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, I hereunto sign my name and affirm that the statements made herein are true under the penalty of perjury, this 11th day of June, 2002.

                                                      i3 MOBILE, INC.

                                                      By: /s/ Edward J. Fletcher
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                                                          Edward J. Fletcher